Exhibit 4.3

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT, dated as of March 25, 2014 (this “Termination Agreement”), is made by and among Prime Acquisition Corp., a Cayman Islands company (“Company”), BHN LLC, a New York limited liability company (“BHN”), Davide Rigamonti, an individual, Cesare Lanati, an individual, William Yu, an individual, Diana Liu, an individual, Yong Hui Li, an individual, and Gary Han-Ming Chang, an individual (collectively, the “Voting Parties”). Capitalized terms used and not defined in this Termination Agreement have the respective meanings assigned to them in the Voting Agreement (as defined below).

WHEREAS, Company, BHN, and the Voting Parties entered into that certain voting agreement dated as of September 27, 2013 (the “Voting Agreement”);

WHEREAS, Francesco Rotondi and Luca Massimo Failla intend to sell their Voting Shares (as such term is defined in the Voting Agreement) to a third party (which shall not be deemed or considered a successor in interest of either Francesco Rotondi or Luca Massimo Failla).

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Termination. The Voting Agreement is hereby terminated and is no longer in force and effect as of the date hereof.

2. Miscellaneous.

a)	This Termination Agreement is governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions of such State.

b)	This Termination Agreement shall inure to the benefit of and be binding upon each of the parties hereto and each of their respective successors and assigns.

c)	The headings in this Termination Agreement are for reference only and do not affect the interpretation of this Termination Agreement.

1

d)	This Termination Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Termination Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Termination Agreement.

e)	This Termination Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

f)	Each party shall pay its own costs and expenses in connection with this Termination Agreement (including the fees and expenses of its advisors, accounts and legal counsel).

[Signature page follows]

2

IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the date first written above.

COMPANY	Prime Acquisition Corp.

	By	/s/ Marco Prete
Name: Marco Prete
Title: Chief Executive Officer

BHN	BHN LLC

	By	/s/ Marco Prete
Name: Marco Prete
Title: Managing Member

VOTING PARTIES
/s/ Davide Rigamonti
Davide Rigamonti

/s/ Cesare Lanati
Cesare Lanati

/s/ William Yu
William Yu

/s/ Diana Liu
Diana Liu

/s/ Yong Hui Li
Yong Hui Li

/s/ Gary Han-Ming Chang
Gary Han-Ming Chang

3